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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Post Effective Amendment No.1 to the Registration Statement (Form S-3, No. 333-87063) and related Prospectus of AvalonBay Communities, Inc. for the registration of common stock and to the incorporation by reference therein of our reports dated February 23, 2018, with respect to the consolidated financial statements and schedule of AvalonBay Communities, Inc., and the effectiveness of internal control over financial reporting of AvalonBay Communities, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia
February 23, 2018

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  EXHIBIT 23.1